EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of WellCare Health Plans, Inc. (“WellCare”) of our report dated July 10, 2018, relating to the consolidated financial statements of Caidan Enterprises, Inc. and its subsidiaries appearing in the Current Report on Form 8-K of WellCare filed on August 6, 2018 and in the Current Report on Form 8-K/A of WellCare filed on October 30, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement on Form S-3.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
November 5, 2018